UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2021

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-38084	34-1469491
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange
Common Stock, No Par Value	FMAO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 9, 2021, Anthony J. Rupp retired from the Board of Directors of the Company and Farmers & Merchants State Bank (the “Bank”), the wholly owned subsidiary of the Company, in accordance with the mandatory retirement provisions contained in the Company’s governing documents. Mr. Rupp has been a valued member of the Company’s Board since 2000 and has served as Vice Chairman since 2017.  Mr. Rupp has served on the Company’s Compensation Committee, Corporate Governance & Nominating Committee, and the Executive Committee.

The Board of Directors has appointed Frank R. Simon to fill the vacancy on both the Company’s and Bank’s Board of Directors created by Mr. Rupp’s retirement, which appointment became effective on June 15, 2021.  At this time, it is not known on which committees of the Boards of Directors Mr. Simon will serve.  Mr. Simon is the founder and Managing Member of Simon PLS Attorneys & Counselors, a law firm based in Bloomfield Hills, Michigan.  Mr. Simon is a graduate of the University of Michigan and University of Detroit School of Law (J.D., 1995).  Mr. Simon resides in West Bloomfield, Michigan.

The Board of Directors has named Kevin J. Sauder as the Vice Chairman of the Board of the Company, replacing the retiring Mr. Rupp in that position. Mr. Sauder has been on the Company Board of Directors since 2004, and has been serving as Vice President of the Company since 2017. Mr. Sauder has also served on the Executive Committee and is Chairman of the Compensation Committee. Mr. Sauder is President & CEO of Sauder Woodworking Company and is a long-time resident of Fulton County, Ohio.

Effective July 16, 2021, Paul S. Siebenmorgen will retire from the Company’s Board of Directors also in accordance with the mandatory retirement provisions contained in the Company’s governing documents. Mr. Siebenmorgen is the former President and CEO of the Company and the Bank having retired from those positions in February 2019.  He has continued as a Board member since retiring from his officer positions.

Effective upon Mr. Siebenmorgen’s retirement, the Board has determined to reduce the number of Board members to twelve.

As a member of the Company’s Board of Directors, Mr. Simon will receive fees in accordance with those paid to non-employee members of the Company’s Board of Directors in general. Cash compensation is paid to directors in the form of retainers and meeting fees. The standard annual retainer for Board service is $25,000. An $800 fee is paid to a director for each Board meeting attended and a $600 fee is paid for each committee meeting attended.  In addition, beginning in 2020 each director is paid a retainer in Company stock. For 2021 the retainer is $6,000, subject to prorated reduction for service of less than a full year.

In addition, the Company, through the Bank, regularly engages in the lending of money to Directors and executive officers, including their related interests. All such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability or present other unfavorable features.

Item 8.01.Other Events.

On June 15, 2021, the Company issued a press release announcing the retirement from the Board of Directors of Messrs. Rupp and Siebenmorgen, the appointment of Mr. Simon to the Board of Directors of the Company and the Bank and the appointment of Mr. Sauder as Vice Chairman of the Board.  A copy of the press release is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.Description of Exhibit

99Company Press Release dated June 15, 2021

104The Cover Page Interactive Data File (embedded within the Inline XBRL document

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: June 15, 2021	/s/ Lars B. Eller
Lars B. Eller
President and Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President and Chief Financial Officer

FORWARD-LOOKING STATEMENTS

Farmers & Merchants Bancorp, Inc. (the “Company”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995.  Statements by the Company, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Exchange Act of 1934, as amended.  Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.